EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 30th day of July, 2008 (the “Effective Date”), between GLOBAL MED TECHNOLOGIES, INC., a Colorado corporation (the “Employer” and/or the “Company”), and MICHAEL I. RUXIN (the “Executive”).

     WHEREAS, the Executive is presently employed by the Employer;

     WHEREAS, the Employer desires to continue the employment of the Executive and has negotiated with the Executive with respect to the terms of such employment;

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Employer and the Executive hereby agree as follows:

ARTICLE I. TERM OF EMPLOYMENT

     1.1. Employment. The Employer agrees to continue to employ the Executive and the Executive agrees to continue to be employed by the Employer upon the terms and conditions hereinafter set forth.

     1.2. Term. The Initial Term employment of the Executive by the Employer as provided herein shall commence August 1, 2008, and shall end August 1, 2009 (the “Initial Term”), unless otherwise terminated pursuant to Section 4.1 or 4.4.3 and shall automatically renew for additional periods of one (1) year (each a “Renewal Term”) (the Initial Term and any Renewal Term are collectively referred to as the “Term”) unless notice of non-renewal is provided by the Employer not less than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term as the case may be.

     1.3. Office and Support. The Executive shall be provided an office and support staff, including but not limited to secretarial services, at Employer’s Denver headquarters. The Executive shall not be required to relocate outside of the Denver area.

ARTICLE II. DUTIES OF THE EMPLOYEE

     2.1. Duties. The Executive shall be employed with the title of Chairman and Chief Executive Officer (“CEO”), Global Med Technologies, Inc. with responsibilities and authority as are customarily performed by such an officer including, without limitation, the duties set forth in the attached Schedule 2.1.

     2.2. Extent of Duties. The Executive shall devote substantially his full business time, attention and energies to the business of the Employer.

2.3.	Disclosure of Information.

                2.3.1. The Executive recognizes and acknowledges that the information, processes, developments, experimental work, work in progress, business, list of the Employer’s customers and any other trade secret or other secret or confidential information relating to Employer’s business as they may exist from time to time are valuable, special and unique assets of the Employer’s business. Therefore, the Executive agrees that:

                                (a) The Executive will hold in strictest confidence and not disclose, reproduce, publish or use in any manner, whether during or subsequent to his employment, without the express authorization of the Board of Directors of the Employer (the “Board of Directors”), any information, process, development or experimental work, work in process, business, customer lists, trade secret or any other secret or confidential matter relating to any aspect of the Employer’s business, except (i) as such disclosure or use may be required in connection with the Executive’s work for the Employer and (ii) where such information or items have become publicly known and made generally available through no wrongful act of the Executive.

                                (b) Upon request or at the time of leaving the employ of the Employer, the Executive will deliver to the Employer, and not keep or deliver to anyone else, any and all notes, memoranda, documents and, in general, any and all material relating to the Employer’s business.

2.4.	Non-Solicitation/Non-Competition/Inventions.

                2.4.1. Non-Solicitation of Executives. During the Term and for a period of twenty-four (24) months after the cessation of employment for any reason, whether for Good Reason or whether with or without Cause, it is agreed that the Executive shall not directly or indirectly, either alone or in concert with others, solicit or entice any employee of or consultant to the Employer to leave the Employer or work for anyone or entity in competition with the Employer. It is understood and agreed between the parties that this non-solicitation provision is necessary for the protection of trade secrets and other confidential information of the Employer.

                2.4.2. Solicitation of Customers. During the Term and for a period of twenty-four (24) months after the cessation of employment for any reason, whether for Good Reason or whether with or without Cause, it is understood that Executive shall not directly or indirectly, either alone or in concert with others, solicit, entice, or in any way divert any of the Employer’s customers or suppliers to do business with any business entity in competition with the Employer. It is understood and agreed between the parties that this non-solicitation provision is necessary for the protection of trade secrets and other confidential information of the Employer.

                2.4.3. Non-Compete. During the Term and for a period of twenty-four (24) months after the expiration or termination of the Term, Executive shall not, directly or indirectly, (including, without limitation, as a partner, member, director, officer or employee of, or lender or consultant to, any other personal entity, or shareholder (other than as the holder of less than five percent (5%) of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market)), for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, or in any other capacity, within, into or from the Restricted Territory (as defined below) engage or cause others to engage in the same or similar business as the Company and its subsidiaries affiliates or parent corporation or any aspect thereof, unless first authorized in writing by the Company, which authorization may be withheld in the sole and absolute discretion of Company. For purposes of this Section 2.4, the term “Restricted Territory” shall mean any geographical service area where the Company or any of its subsidiaries, affiliates or parent corporation is engaged in business sells products or performs services or has devoted significant effort towards engaging in business at any time, prior to the termination or at the time of termination or expiration.

                2.4.4. Inventions. The Company shall own all right, title and interest (including patient rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world)) relating to any and all proprietary software and inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Company or Executive prior to and during the Term of this Agreement in connection with or relating to the Company’s business (collectively, “Inventions”) and Executive will promptly disclose and provide all Inventions to the Company. All Inventions are work made for hire to the extent allowed by law and, in addition, Executive hereby makes all assignments necessary to accomplish the foregoing ownership. Executive shall further assist the Company, and execute any documents requested by the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

     2.5. Remedies. In the event of a breach or threatened breach by the Executive of the provisions of Section 2.3 or Section 2.4 hereof, the Employer shall be entitled to an injunction (i) restraining the Executive from taking part in unauthorized activities or rendering unauthorized services or from disclosing, in whole or in part, any information as described above or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed; and/or (ii) requiring that the Executive deliver to Employer all information, documents, notes, memoranda and any and all discoveries or other material as described above upon termination of the Executive’s employment with the Employer. Nothing herein shall be construed as prohibiting the Employer from pursuing other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Executive.

                2.5.1. Judicial Amendment. If the scope of any provision of Section 2.3 or Section 2.4 is found by a court of competent jurisdiction to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, it shall not affect the validity of the remaining provisions of this Agreement.

ARTICLE III. COMPENSATION OF THE EMPLOYEE

     3.1.    Compensation. As compensation for services rendered under this Agreement, the Executive shall receive a salary at the rate of $432,062 (Four Hundred Thirty-Two Thousand Sixty-Two Dollars) per annum (“Base Salary”) to be paid in accordance with the Employer’s normal practices. The Base Salary provided in this subsection shall in no way be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Employer. The Executive’s Base Salary shall be reviewed on an annual basis.

     3.2.    Incentive Compensation. Annually, within thirty (30) days of filing the Employer’s annual financial statements with the Securities and Exchange Commission (“SEC”) while this Agreement is in effect, solely at the option of the Employer, the Executive may be entitled to receive incentive compensation as determined by the Board. This incentive compensation shall be based on objectives which shall be established by the Board of Directors by December 31 of each year of employment which shall govern the incentives for the following year. The terms and conditions of the incentive compensation are to be determined solely by the Board of Directors. The Executive shall give input into the objectives.

     3.3.    Benefits. The Executive shall be entitled to participate in all of the Employer’s employee benefit plans and employee benefits, including any retirement, pension, profit-sharing, stock option, insurance, hospital, vacation (as set forth in the Company’s Paid Time Off Policy) or other plans and benefits which now may be in effect or which may hereafter be adopted, it being understood that the Executive shall have the same rights and privileges to participate in such plans and benefits as any other executive employee during the Term of this Agreement. Participation in any benefit plans shall be in addition to the compensation provided for in Section 3.1 and is subject to the eligibility of the Executive for each such benefit plan. The Employer shall pay premiums for health and dental insurance covering the Executive and his family. The Employer shall pay the premium on one life insurance policy for the Executive with a death benefit of one million dollars ($1,000,000). The owner and beneficiary of the policy shall be the Employer. The Executive shall be provided with a disability policy equal to the Executive’s Base Salary.

3.4.	Long Term Incentive Plan 3.4.1. To Be Determined.

     3.5.      Expenses. The Executive shall be entitled to prompt reimbursement, upon production of original receipts, for all reasonable expenses incurred by the Executive in the performance of his duties hereunder. The Employer shall advance reasonable estimates of such expenses upon request of the Executive.

ARTICLE IV. TERMINATION OF EMPLOYMENT

     4.1.    Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

     4.1.1. Good Reason. Upon the occurrence of any of the following events this Agreement may be terminated by the Executive by written notice to Employer for “Good Reason” in the event of any of the following events:

                (a)  the sale by the Employer of seventy-five percent (75%) or more of its assets;

                (b)  a decision by the Employer to terminate its business and liquidate its assets;

                (c)  the Employer makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, there shall have been filed any petition or application for the involuntary bankruptcy of the Employer, or other similar proceeding, in which an order for relief is entered or which remains undismissed for a period of thirty days or more, or the Employer seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Employer or any material party of its assets;

                (d) there are material reductions in the Executive’s duties and responsibilities without his written consent or a demotion from the position of CEO;

                (e) termination by the Employer of the Executive’s employment with the Employer for any reason other than Cause (as defined in Section 4.1.4 below) or disability pursuant to Section 4.1.3;

                (f) a five percent (5%) reduction in the Executive’s Base Salary (not including bonus or incentive compensation), other than any such reduction which is part of, and generally consistent with, a general reduction of officers’ salaries;

                (g) a material reduction by the Employer in the kind or level of employee benefits (other than salary and incentive compensation/bonus) to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package (other than salary and incentive compensation/bonus) is substantially reduced (other than any such reduction applicable to officers of the Employer generally); failure by the Employer to honor any of its material obligations under this Agreement; or

                (h) there is a Change of Control of the Employer. For purposes of this Agreement, a “Change of Control” means when: (x) there is any transaction or series of related transactions (including but not limited to a merger or reorganization) pursuant to which a person, other than the Employer, acquires directly or indirectly, the beneficial ownership of securities issued by the Employer having greater than fifty percent (50%) or more of the voting power of all of the voting securities issued by the Employer; or (ii) the Employer consolidates with or merges with or into any person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person; or (iii) individuals who on the Effective Date constituted the Board of Directors of the Company cease for any reason to constitute a majority of such Board of Directors.

4.1.2.	Death. This Agreement shall terminate upon the death of the Executive.

                4.1.3.    Disability. The Employer may terminate this Agreement upon the permanent or temporary disability of the Executive. The Executive shall be considered disabled (whether permanent or temporary) if: (1) he is disabled as defined in a disability insurance policy purchased by or for the benefit of the Executive; or (2) if no such policy is in effect, he is incapacitated to such an extent that he is unable to perform substantially all of his duties for sixty (60) consecutive days for the Employer that he performed prior to such incapacitation.

                4.1.4. Cause. The Employer may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s(A) act or acts of willful misconduct injurious to the Company, monetarily or otherwise, (B)  willful and continued failure to perform substantially his duties with the Company (other than any such failure resulting from incapacity due to a disability (as set forth in Section 4.1.3. ) after a demand in writing for substantial performance is delivered by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed his duties, (C) conviction of, or no contest or guilty plea to, a felony crime or (D) willful failure to follow the written directives of the Board of Directors in connection with his employment hereunder. The Executive’s employment shall in no event be considered to have been terminated by the Employer for Cause if such termination took place merely as the result of (i) bad judgment or negligence, (ii) any act or omission without intent of gaining therefrom directly or indirectly a profit to which the Executive was not legally entitled, (iii) any act or omission believed in good faith to have been in or not opposed to the interest of the Employer or (iv) any act or omission in respect of which a determination is made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Certificate of Incorporation of the Company or the laws of the State of Colorado, in each case as in effect at the time of such act or omission. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the Board of Directors that states that the Executive’s conduct reflected any of the criteria set forth above in clauses (A), (B), (C) and/or (D) of this Section 4.1.4 and specifying the particulars thereof in detail and the Executive has failed to cure such conduct within thirty (30) days after receipt of written notice of such conduct.

                4.1.5. Termination for Convenience. The Employer may terminate the Executive’s employment hereunder at any time by providing thirty (30) days written notice to the Executive.

                4.1.6. Resignation. The Executive may terminate his employment hereunder at any time by providing thirty (30) days prior written notice to the Employer.

     4.2. Notice of Termination. Any termination of the Executive’s employment by the Employer or by the Executive (other than termination pursuant to Section 4.1.2 above) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

     4.3.  Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; and (ii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is received by the Employer or the Executive.

4.4.	Payments Following Termination.

                4.4.1. In the event of (a) the death of the Executive, (b) the temporary or permanent disability of the Executive as described in Section 4.1.3 hereof, or (c) the voluntary termination of employment by the Executive as described in Section 4.1.6, the Executive shall be entitled to receive all compensation and benefits payable up to the Date of Termination notwithstanding his temporary or permanent disability during the sixty (60) day period preceding the Date of Termination.

                4.4.2. Following the termination of this Agreement by the Employer for Cause as provided in Section 4.1.4 hereof, the Executive shall be entitled to Base Salary through the Date of Termination and reimbursement for any and all expenses incurred by the Executive in accordance with this Agreement. In addition, provided that the Executive was employed by the Company on the last day of each applicable fiscal year, then the Executive shall be entitled to receive a lump sum cash amount equal to any accrued but unpaid incentive compensation for the previous fiscal year, payable as set forth in Section 3.2 hereof.

                4.4.3. Following the termination of this Agreement by the Executive for Good Reason or the termination of this Agreement by the Employer for any reason other than Cause or the temporary or permanent disability of the Executive, the Executive shall be entitled to continuation of the Executive’s Base Salary and benefits at the rate in effect at the Date of Termination for twenty-four (24) months following the Date of Termination. Subject to Section 4.5 hereof, the Executive shall be entitled to receive a single lump-sum cash amount equal to any accrued but unpaid incentive compensation pro-rated through the Date of Termination for the previous fiscal year payable as set forth in Section 3.2 hereof. See also Attachment 4.4.3 hereto. In addition, all unvested options shall immediately become vested as of the Date of Termination.

     4.5. Timing of Payments. Notwithstanding any other provision with respect to the timing of payments under Section 4.4, if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code, and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under Section 4.4 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of the Executive’s employment with the Company, at which time the Executive shall be paid an aggregate amount equal to six (6) months of payments otherwise due to the Executive under the terms of the applicable Section 4.4. After the first business day of the seventh (7th) month following the termination of the Executive’s employment and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of the applicable provision of Section 4.4.

     4.6.  Remedies. Any termination of this Agreement shall not prejudice any other remedy to which the Employer or the Executive may be entitled, either at law, equity or under this Agreement.

ARTICLE V. INDEMNIFICATION

     5.1.  Indemnification. To the fullest extent permitted by applicable law, the Employer agrees to indemnify, defend and hold the Executive harmless from any and all claims, actions, costs, expenses, damages and liabilities, including, without limitation, reasonable attorneys’ fees, hereafter or heretofore arising out of or in connection with activities of the Employer or its employees, including the Executive, or other agents in connection with and within the scope of this Agreement or by reason of the fact that he is or was a director or officer of the Employer or any affiliate of the Employer. To the fullest extent permitted by applicable law, the Employer shall advance to the Executive expenses of defending any such action, claim or proceeding. However, the Employer shall not indemnify the Executive or defend the Executive against, or hold him harmless from any claims, damages, expenses or liabilities, including attorneys’ fees, resulting from the gross negligence or willful misconduct of Executive to include punitive damage claims against the Executive. The duty to indemnify shall survive the expiration or early termination of this Agreement as to any claims based on facts or conditions which occurred or are alleged to have occurred prior to expiration or termination.

ARTICLE VI. GENERAL PROVISIONS

     6.1.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

      6.2.  Arbitration. Except for the Company’s right to seek injunctive relief under

Section 2.5 hereof, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City and County of Denver, Colorado in accordance with the rules then existing of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof.

     6.3. Entire Agreement. This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties with respect to the employment of Executive by the Employer.

     6.4. Successors and Assigns. This Agreement, all terms and conditions hereunder, and all remedies arising herefrom, shall inure to the benefit of and be binding upon the Employer, any successor in interest to all or substantially all of the business and/or assets of the Employer, and the heirs, administrators, executors and guardians of the Executive. Except as provided in the preceding sentence, the rights and obligations of the parties hereto may not be assigned or transferred by either party without the prior written consent of the other party.

      6.5.  Notices. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Michael I. Ruxin, M.D.
12600 W. Colfax Avenue, Suite C-420 Lakewood, Colorado 80215

If to Employer:	Global Med Technologies, Inc.
12600 W. Colfax Avenue, Suite C-420 Lakewood, Colorado 80215 Attn.: Corporate Secretary

With a copy to:	Kirkpatrick & Lockhart Preston Gates Ellis LLP
200 South Biscayne Boulevard, Suite 3900 Miami, Florida 33131 Attn.: Clayton E. Parker, Esq.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     6.6.   Severability. If any provision of this Agreement is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction as to such jurisdiction, such provision shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

     6.7.   Section Headings. The section headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

     6.8.   Survival of Obligations. Termination of this Agreement for any reason shall not relieve the Employer or the Executive of any obligation accruing or arising prior to such termination.

     6.9.    Amendments. This Agreement may be amended only by written agreement of both the Employer and Executive.

     6.10.  Counterparts. This Agreement may be executed in one or his Agreement to produce or account for more than one such counterpart.

     6.11. Fees and Costs. If any action at law or in equity (in civil court or in arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

THE EMPLOYER:

GLOBAL MED TECHNOLOGIES, INC.

By: /s/ Thomas F. Marcinek
Name: Thomas F. Marcinek
Title: President and COO

THE EXECUTIVE:

/s/Michael I. Ruxin
Michael I. Ruxin, M.D.

SCHEDULE 2.1 DUTIES OF EXECUTIVE

     The Executive shall be responsible for the day-to-day operations of Global Med Technologies, Inc. The Executive will report to the Board of Directors of Global Med Technologies, Inc.

ATTACHMENT 4.4.3

     All of the stock options that are fully vested at the time the Executive or the Employer terminates the Employment Agreement without Cause, or the non-renewal of the Employment Agreement, or the Executive terminates the Employment Agreement for Good Reason or upon the termination of the Employment Agreement upon the death or disability (as set forth in Section 4.1.3) of the Executive, shall be able to be exercised by the Executive, or by the Executive’s estate or guardian, within the six (6) month period following such termination. If the Executive decides that he does not want to exercise his fully vested options during such six (6) month period, then those fully vested options will be rescinded and regranted as nonqualified options under Global Med Technologies, Inc. Nonqualified Stock Option Plan. In the event the Executive’s Employment Agreement is terminated by the Employer for “Cause” or by the Executive without Good Reason, all unvested options shall be forfeited and all vested options may be exercised in the ninety (90) day period following such termination.